                                                       Filed pursuant to
                                                       Rule 424(b)(5)
                                                       Registration No. 33-64329

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 7, 1996)

$1,000,000,000

TCI COMMUNICATIONS, INC.

$400,000,000
6 7/8% SENIOR NOTES DUE 2006

$600,000,000
7 7/8% SENIOR DEBENTURES DUE 2026

The Notes will mature on February 15, 2006 and the Debentures will mature on February 15, 2026. Interest on the Notes and the Debentures is payable semi-annually on February 15 and August 15 of each year, beginning August 15, 1996. Neither the Notes nor the Debentures will be subject to redemption by the Company prior to maturity. The Notes and the Debentures are collectively referred to herein as the "Securities."

The Securities will be issuable and transferable only in fully registered form, in denominations of $1,000 and any integral multiple thereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                                         PRICE TO     UNDERWRITING PROCEEDS TO
                                         PUBLIC(1)    DISCOUNT(2)  COMPANY(1)(3)
Per Note................................ 99.786%       .650%       99.136%
Total................................... $399,144,000  $2,600,000  $396,544,000
Per Debenture........................... 99.920%       .875%       99.045%
Total................................... $599,520,000  $5,250,000  $594,270,000

-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from February 14, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deduction of expenses payable by the Company estimated at $100,000.

The Securities are offered by the several Underwriters, subject to prior sale, when, as and as if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Securities will be made in New York, New York on or about February 14, 1996.

SALOMON BROTHERS INC

     BEAR, STEARNS & CO. INC.

                  CS FIRST BOSTON

                            LEHMAN BROTHERS

                                     MERRILL LYNCH & CO.

                                                           MORGAN STANLEY & CO.
                                                                  INCORPORATED

The date of this Prospectus Supplement is February 7, 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                        RECENT LEGISLATIVE DEVELOPMENT

THE TELECOMMUNICATIONS ACT OF 1996

  On February 1, 1996 the Congress passed S. 652, "The Telecommunications Act of 1996" ("Act"), and it is expected that the President will soon sign the Act into law. This new law will alter federal, state and local laws and regulations regarding telecommunications providers and services, including the Company and the cable television and other telecommunications services provided by the Company. The following is a summary of certain provisions of the Act which could materially affect the growth and operation of the cable television industry and the cable and telecommunications services provided by the Company. As noted below, there are numerous rulemakings to be undertaken by the Federal Communications Commission ("FCC") which will interpret and implement the provisions discussed below. It is not possible at this time to predict the outcome of such rulemakings.

Cable Rate Regulation

  Rate regulation of the Company's cable television services is divided between the FCC and local units of government such as states, counties or municipalities. The FCC's jurisdiction extends to the cable programming service tier ("CPST"), which consists largely of satellite-delivered programming (excluding basic tier programming and programming offered on a per channel or per program basis). Local units of governments (commonly referred to as local franchising authorities or "LFAs") are primarily responsible for regulating rates for the basic tier of cable service ("BST"), which will typically contain at least the local broadcast stations and Public Access, Educational and Government ("PEG") channels. Equipment rates are also regulated by LFAs. The FCC retains appeal jurisdiction from LFA decisions. Cable services offered on a per channel or per program only basis remain unregulated.

  The Act eliminates CPST rate regulation for the Company as of March 31, 1999. In the interim, CPST rate regulation can be triggered only by an LFA complaint to the FCC. An LFA complaint must be based upon more than one subscriber complaint. Prior to the Act, an FCC review of CPST rates could be occasioned by a single subscriber complaint to the FCC. The Act does not disturb existing or pending CPST rate settlements between the Company and the FCC. The Company's BST rates remain subject to LFA regulation under the Act.

  Existing law precludes rate regulation wherever a cable operator faces "effective competition." The Act expands the definition of effective competition to include any franchise area where a local exchange carrier (or affiliate) provides video programming services to subscribers by any means other than through direct broadcast satellite (DBS). There is no penetration minimum for the local exchange carrier to qualify as an effective competitor, but it must provide "comparable" programming services (12 channels including one broadcast) in the franchise area.

  Under the Act, the Company will be allowed to aggregate, on a franchise, system, regional or company level, its equipment costs into broad categories, such as converter boxes, regardless of the varying levels of functionality of the equipment within each such broad category. The Act will allow the Company to average together costs of different types of converters (including non-addressable, addressable, and digital). The statutory changes will also facilitate the rationalizing of equipment rates across jurisdictional boundaries. These favorable cost-aggregation rules do not apply to the limited equipment used by "BST-only" subscribers.

  Cable Uniform Rate Requirements. The Act immediately relaxes the "uniform rate" requirements by specifying such requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about "predatory" pricing may be made to the FCC. Upon a prima facie showing that there are reasonable grounds to believe that the discounted price is predatory, the cable system operator will have the burden of proving otherwise.

  System Sales. The Act eliminates the existing three-year holding requirement with respect to the sale of cable television systems.

  Cable System Definition. The Act changes the definition of a "cable system" so that competitive providers of video services will only be regulated and franchised as a cable system if they use public rights-of-way.

Cable Pole Attachments

  Under the Act, investor-owned utilities must make poles and conduits available to cable systems under delineated terms. Electric utilities are given the right to deny access to particular poles on a nondiscriminatory basis for lack of capacity, safety, reliability, and generally accepted engineering purposes. The current method for determining rates charged by telephone and utility companies for cable delivery of cable and non-cable services will continue for five years. However, the FCC will establish a new formula for poles used by cable operators for telecommunications services which will result in higher pole rental rates for cable operators. Any increases pursuant to this formula may not begin for 5 years and will be phased in equal increments over years 5 through 10. This new FCC formula does not apply in states which certify they regulate pole rents. Pole owners must impute pole rentals to themselves if they offer telecommunications or cable services. Cable operators need not pay future "makeready" on poles currently contacted if the makeready is required to accommodate the attachments of another user, including the pole owner.

Cable Entry Into Telecommunications

  The Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from LFAs for such services. The Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that LFAs can seek "institutional networks" as part of such franchise negotiations.

  The Act clarifies that traditional cable franchise fees may only be based on revenues related to the provision of cable television services. However, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way.

  Interconnection and Other Telecommunications Carrier Obligations. To facilitate the entry of new telecommunications providers (including cable operators), the Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and may not deploy network features and functions that interfere with interoperability. Existing local exchange carriers ("LECs") also have the following obligations: (1) good faith negotiation with those seeking interconnection; (2) unbundling, equal access and non-discrimination requirements; (3) resale of services, including "resale at wholesale rates" (with an exception for certain low-priced residence services to business customers); (4) notice of changes in the network that would affect interconnection and interoperability; and (5) physical collocation unless shown that practical technical reasons, or space limitations, make physical collocation impractical. The FCC has six months to "complete all actions necessary to establish regulations" needed to effectuate this section. The Act also directs the FCC, within one year of enactment, to adopt regulations for existing LECs to share infrastructure with "qualifying" carriers.

  Under the Act, individual interconnection rates must be just and reasonable, based on cost, and may include a reasonable profit. Cost of interconnection will not be determined in a rate of return proceeding. Traffic termination charges shall be "mutual and reciprocal." The Act contemplates that interconnection agreements will be negotiated by the parties and submitted to a state public service commission ("PSC") for approval. A PSC may become involved, at the request of either party, if negotiations fail. If the state regulator refuses to act, the FCC may determine the matter. If the PSC acts, an aggrieved party's remedy is to file a case in federal district court.

  The Act requires that all telecommunications providers (including cable operators that provide telecommunications services) must contribute equitably to a Universal Service Fund ("USF"), although the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal under the USF formula. The Act allows states to determine which intrastate telecommunications providers contribute to the USF.

Telephone Company Entry Into Cable Television

  The Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the Bell Operating Companies, to compete with cable both inside and outside their telephone service areas. If a LEC provides video via radio waves, it is subject to Title III broadcast jurisdiction. If a LEC provides common carrier channel service it is subject to Title II common carrier jurisdiction. A LEC providing video programming to subscribers is otherwise regulated as a cable operator (including franchising, leased access, and customer service requirements), unless the LEC elects to provide its programming via an "open video system." LEC owned programming services will also be fully subject to program access requirements.

  The Act replaces the FCC's video dialtone rules with an "open video system" ("OVS") plan by which LECs can provide cable service in their telephone service area. LECs complying with FCC OVS regulations will receive relaxed oversight. The Act requires the FCC to act on any such OVS certification within ten days of its filing. Only the program access, negative option billing prohibition, subscriber privacy, EEO, PEG, must-carry and retransmission consent provisions of the Communications Act of 1934 will apply to LEC provided OVS. Franchising, rate regulation, consumer service provisions, leased access and equipment compatibility will not apply. Cable copyright provisions will apply to programmers using OVS. LFAs may require OVS operators to pay "franchise fees" only to the extent that the OVS provider or its affiliates provide cable services over the OVS. OVS operators will be subject to LFA general right-of-way management regulations. Such fees may not exceed the franchise fees charged to cable operators in the area, and the OVS provider may pass through the fees as a separate subscriber bill item.

  The Act requires the FCC to adopt, within six months, regulations prohibiting an OVS operator from discriminating among programmers, and ensuring that OVS rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC is to adopt regulations prohibiting a LEC-OVS operator, or its affiliates, from occupying more than one-third of the system's activated channels when demand for channels exceeds supply, although there are no numeric limits. The Act also mandates OVS regulations governing channel sharing; extending the FCC's sports exclusivity, network nonduplication, and syndex regulations; and controlling the positioning of programmers on menus and program guides. The Act does not require LECs to use separate subsidiaries to provide incidental interLATA video or audio programming services to subscribers or for their own programming ventures.

  Buyouts. While there remains a general prohibition on LEC buyouts of cable systems (any ownership interest exceeding 10 percent), cable operator buyouts of LEC systems, and joint ventures between cable operators and LECs in the same market, the Act provides exceptions. A rural exemption permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Where a LEC purchases a cable system, that system plus any other system in which the LEC has an interest may not serve 10% or more of the LEC's telephone service area. Additional exceptions are also provided for such buyouts. The Act also provides the FCC with the power to grant waivers of the buyout provisions in cases where (1) the cable operator or LEC would be subject to undue economic distress; (2) the system or facilities would not be economically viable; or (3) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The LFA must approve any such waiver.

Electric Utility Entry Into Telecommunications

  The Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies will become significant competitors to both cable television and other telecommunications providers.

Miscellaneous Reforms

  Cross-Ownership; Must Carry. The Act eliminates broadcast/cable cross-ownership restrictions, but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems. The FCC is empowered by the Act to adopt rules to ensure carriage, channel positioning and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. The satellite master antenna television and mutichannel multipoint distribution system cable cross-ownership restrictions have been eliminated for cable operators subject to effective competition.

  The Act preserves must carry rights for local television broadcasters, and establishes new audience standards based on commercial publications which delineate television markets based on viewing patterns. The FCC is directed to grant or deny must carry requests within 120 days of a complaint being filed with the FCC.

  Cable Equipment Compatibility; Scrambling Requirements. The Act directs an FCC equipment compatability rulemaking emphasizing that (1) narrow technical standards, mandating a minimum degree of common design among televisions, VCRs, and cable systems, and relying heavily on the open marketplace, should be pursued; (2) competition for all converter features unrelated to security descrambling should be maximized; and (3) adopted standards should not affect unrelated telephone and computer features. The Act directs the FCC to adopt regulations which assure the competitive availability of converters ("navigation devices") from vendors other than cable operators. The Act provides that the FCC's rules may not impinge upon signal security concerns or theft of service protections. Waivers will be possible where the cable operator shows the waiver is necessary for the introduction of new services. Once the equipment market becomes competitive, FCC regulations in this area will be terminated.

  The Act requires cable operators, upon subscriber request, to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. Further, the Act provides that sexually explicit programming must be fully scrambled or blocked. If the cable operator cannot fully scramble or block its signal, it must restrict transmission to those hours of the day when children are unlikely to view the programming.

  Cable Provision of Internet Services. Transmitting indecent material via the Internet is made criminal by the Act. However, on-line access providers are exempted from criminal liability for simply providing interconnection service; they are also granted an affirmative defense from criminal or other action where in good "good faith" they restrict access to indecent materials. The Act further exempts on-line access providers from civil liability for actions taken in good faith to restrict access to obscene, excessively violent or otherwise objectionable material.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds of the sale of the Securities to reduce outstanding indebtedness incurred under (i) a reducing revolving loan that matures on June 8, 1997 and has a current interest rate of 6.33%, (ii) a commercial paper program which has a current interest rate of 5.67% and (iii) two short-term lines of credit which have a current interest rate of 5.97% and 5.81%, respectively. The proceeds from such borrowings were used to reduce then outstanding indebtedness under various credit facilities of the Company and certain subsidiaries of the Company, for certain acquisitions, for working capital and for general corporate purposes.

  Amounts may be subsequently reborrowed under the foregoing credit facilities.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Securities will be issued under an Indenture, dated as of December 20, 1995 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and are a series of Senior Debt Securities described in the accompanying Prospectus. Reference should be made to the accompanying Prospectus for a detailed summary of additional terms and provisions of the Securities and the Indenture. Capitalized terms not defined herein have the meanings ascribed to them in the accompanying Prospectus and the Indenture.

  The Notes will be limited to $400,000,000 aggregate principal amount and will mature February 15, 2006. Each Note will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from February 14, 1996 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996, to the person in whose name the Note is registered at the close of business on the first day of the month in which such interest payment date occurs.

  The Debentures will be limited to $600,000,000 aggregate principal amount and will mature February 15, 2026. Each Debenture will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from February 14, 1996 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996, to the person in whose name the Debenture is registered at the close of business on the first day of the month in which such interest payment date occurs.

  The Securities will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof.

  The Company has appointed The Bank of New York, 101 Barclay Street, New York, New York 10286, as the Paying Agent and Registrar where the Securities may be presented or surrendered for payment, where the Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and the Indenture may be served.

REDEMPTION

  The Securities may not be redeemed by the Company prior to maturity.

  There is no provision for a sinking fund for the Securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Salomon Brothers Inc, Bear, Stearns & Co. Inc., CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase, the principal amount of Securities set forth opposite its respective name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Securities offered hereby if any of the Securities are purchased. In the event of default by one or more of the Underwriters, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or additional underwriters may be added, or the Underwriting Agreement may be terminated.

                                                       PRINCIPAL    PRINCIPAL
                                                       AMOUNT OF    AMOUNT OF
                       UNDERWRITER                       NOTES      DEBENTURES
                       -----------                    ------------ ------------
      Salomon Brothers Inc .........................  $ 62,000,000 $ 92,500,000
      Bear, Stearns & Co. Inc. .....................    61,600,000   92,500,000
      CS First Boston Corporation...................    61,600,000   92,500,000
      Lehman Brothers Inc. .........................    61,600,000   92,500,000
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.........................    61,600,000   92,500,000
      Morgan Stanley & Co. Incorporated.............    61,600,000   92,500,000
      Chemical Securities Inc. .....................     6,000,000    9,000,000
      Citicorp Securities, Inc. ....................     6,000,000    9,000,000
      Credit Lyonnais Securities (USA) Inc. ........     6,000,000    9,000,000
      Deutsche Morgan Grenfell/C.J. Lawrence Inc. ..     6,000,000    9,000,000
      Societe Generale Securities Corporation.......     6,000,000    9,000,000
                                                      ------------ ------------
          Total.....................................  $400,000,000 $600,000,000
                                                      ============ ============

  The Representatives have advised the Company that the Underwriters propose initially to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less concessions not in excess of .40% of the principal amount of the Notes and .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Securities to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

  The Securities are new issues of securities with no established trading market. The Representatives have advised the Company that the Underwriters intend to act as market makers for the Securities. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters and certain of their affiliates engage in transactions with and perform services for the Company and certain of its subsidiaries in the ordinary course of business.

                           VALIDITY OF THE SECURITIES

  The legality of the Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022-4834. Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of Tele-Communications, Inc. and holds options to purchase shares of Tele-Communications, Inc. Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brown & Wood, One World Trade Center, New York, New York 10048-0557.

                                                       Filed pursuant to
                                                       Rule 424(b)(5)
                                                       Registration No. 33-64329

PROSPECTUS

                           TCI COMMUNICATIONS, INC.

                                DEBT SECURITIES

  TCI Communications, Inc. (the "Company") from time to time may offer its debentures, notes, bonds or other evidences of indebtedness (the "Debt Securities") for a maximum aggregate initial offering price of $1.16 billion (or the equivalent thereof denominated in one or more foreign currencies, foreign currency units or composite currencies). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Debt Securities may be issued in registered form without coupons attached ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") and in the form of one or more global securities ("Global Securities"). See "Description of Debt Securities." Bearer Debt Securities will be offered only to non-United States persons (subject to certain exceptions) and to branches, located outside the United States, of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Debt Securities." The Company may sell Debt Securities on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time, and also may sell Debt Securities directly to other purchasers or through agents designated from time to time. See "Plan of Distribution."

  Certain terms of the Debt Securities in respect of which this Prospectus is being delivered, including, where applicable, the specific designation (including whether senior, senior subordinated or subordinated), aggregate principal amount, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable), if any, and time of payment of interest, if any, authorized denominations, currency or currencies in which principal, premium, if any, and interest are payable, any terms for a sinking fund or for redemption, purchase or exchange at the option of the Company or the holder (including the form or method of payment, which may include cash, Debt Securities of another series or other forms of consideration), any covenants or events of default that are in addition to or different from those described herein, the designation and qualification (to the extent not already designated and qualified and described herein) of any trustee with respect to the Debt Securities, and any other specific terms of the Debt Securities, will be set forth in a Prospectus Supplement accompanying this Prospectus (the "Prospectus Supplement"). Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. See "Description of Debt Securities." The Debt Securities in respect of which this Prospectus is being delivered are hereinafter referred to collectively as the "Offered Securities." The terms of the offering and sale of the Offered Securities, including, where applicable, the name or names of any agents, dealers or underwriters to be utilized in connection with the offer and sale of the Offered Securities, the principal amount of Debt Securities to be purchased by underwriters, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any applicable commissions, discounts or other items constituting compensation of such agents or underwriters, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, will also be set forth in the accompanying Prospectus Supplement. The Company reserves the sole right to accept and, together with its agents, from time to time, to reject in whole or in part any proposed purchase of the Offered Securities to be made directly or through agents. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Offered Securities being sold.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is February 7, 1996.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement on Form S-3 (Registration No. 33-64329) (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed under the Exchange Act by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission by the Company (File No. 0-5550) and are incorporated into this Prospectus by reference and made a part hereof: (i) the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 (as amended by Form 10K/A (Amendment No. 1));
(ii) the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 (as amended by Form 10-Q/A (Amendment No.1)); (iii) the Current Reports on Form 8-K of the Company dated January 23, 1995, February 3, 1995 (as amended by Form 8-K/A (Amendment No. 1)), April 6, 1995, April 20, 1995 (as amended by Form 8-K/A (Amendment No. 1)), July 26, 1995, August 1, 1995, September 13, 1995, December 18, 1995
and December 21, 1995; and (iv) the financial statements and notes thereto of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, included in the Current Report on Form 8-K of the Company dated August 26, 1994.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Such requests should be addressed to Stephen M. Brett, Esq., Senior Vice President, TCI Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone
(303) 267-5500.

                                  THE COMPANY

  The Company is principally engaged in the construction, acquisition, ownership and operation of cable television systems. The Company believes that it is the largest provider of cable television services in the United States, based on the number of basic subscribers served by the Company and its subsidiaries and affiliates at September 30, 1995. At that date, the Company, through its subsidiaries and affiliates, owned cable television systems throughout the continental United States.

  The Company is a subsidiary of Tele-Communications, Inc. (the "Parent") which, in addition to the operations of the Company, is engaged in the provision of satellite delivered programming services to various distribution media, principally cable television systems. In addition, the Parent has interests in cable and telecommunications operations and television programming in certain international markets and has investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. The Parent will have no obligation or liability, contingent or otherwise, with respect to the Debt Securities.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Offered Securities, together with internally generated funds, may be used to repay, redeem or repurchase outstanding indebtedness of the Company; for general operations of the Company, including acquisitions, capital expenditures and working capital requirements; or for such other purposes as may be specified in the Prospectus Supplement. All or a portion of such proceeds may be advanced to the Parent in the form of dividends or loans and to other affiliates of the Company in the form of loans or as a contribution to capital. See "Description of Debt Securities."

  A description of any indebtedness to be repaid with the proceeds of the Offered Securities will be set forth in the Prospectus Supplement. The amount of the Company's future capital expenditures for cable television operations will be determined by acquisitions of additional cable television systems, contractual obligations under existing franchises, expansions of existing systems through rebuilds and upgrades, technological developments and various other economic factors and market conditions. Specific plans, arrangements or agreements, written or oral, with respect to any material acquisitions by the Company by merger or otherwise, or with respect to any material disposition of assets by the Company, if any, will, to the extent not disclosed in a document incorporated by reference herein, be disclosed in the Prospectus Supplement.

  Pending application of the net proceeds to the foregoing uses, the net proceeds will be added to the Company's working capital and invested in short-term interest-bearing obligations. Such investments will be subject to fluctuating interest rates which may be lower than the rates applicable to the Debt Securities.

  The Company may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund its future capital and working capital requirements in excess of internally generated funds. Certain of such borrowings may rank senior in right of payment to the indebtedness represented by the Debt Securities. See "Description of Debt Securities."

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges of the Company was 1.02, 1.22, and
1.21 for the years ended December 31, 1992, 1993 and 1994, respectively, and
1.23 for the nine months ended September 30, 1994. The ratio of earnings to fixed charges of the Company was less than 1.00 for the years ended December 31, 1990 and 1991, and for the nine months ended September 30, 1995; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $63 million for the nine months ended September 30, 1995. For the ratio calculations, earnings available for fixed charges consists of earnings (losses) before income taxes plus fixed charges (minus capitalized interest), distributions from and (earnings) losses of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries. Fixed charges consist of (i) interest (including capitalized interest) on debt, including interest of less than 50%-owned affiliates with debt guaranteed by the Company and excluding interest to 50%-owned affiliates,
(ii) the Company's proportionate share of interest of 50%-owned affiliates,
(iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of debt expense,
(v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%- owned affiliates, other than amounts payable to the Company. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $710,000, $506,000, $2,517,000, $13,833,000 and $5,346,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and fixed charges of $7,403,000 and $3,053,000 relating to such guarantees for the nine months ended September 30, 1994 and 1995, respectively, have not been included in fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

  The Company may offer Debt Securities consisting of Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities, or any combination of the foregoing, provided that the aggregate initial offering price of the Debt Securities offered pursuant to the Registration Statement will not exceed $1.16 billion (or the equivalent thereof denominated in one or more foreign currencies, foreign currency units or composite currencies).

  The Debt Securities will represent unsecured general obligations of the Company. The Senior Debt Securities will be senior to all subordinated indebtedness of the Company, and pari passu (equally and ratably) with other unsecured, unsubordinated indebtedness of the Company. The Senior Subordinated Debt Securities will be subordinate in right of payment to certain other debt obligations of the Company, pari passu with certain other senior subordinated indebtedness of the Company and senior to certain other subordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to certain other debt obligations of the Company and pari passu with certain other subordinated indebtedness of the Company. At September 30, 1995, the Company had an aggregate of approximately $12.1 billion of total Debt (as defined under "Senior Debt Securities-- Definitions") (including guarantees of indebtedness of others and the unaccreted portion of indebtedness issued at a discount, but excluding indebtedness to subsidiaries), substantially all of which would rank on a parity in right of payment with the Senior Debt Securities. At that date, the Company and its subsidiaries also had an aggregate of approximately $2.4 million in undrawn lines of credit (excluding amounts related to lines of credit which provide availability to support commercial paper).

  The Company is a holding company and its assets consist primarily of investments in its subsidiaries. A substantial portion of the consolidated liabilities of the Company have been incurred by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company). At September 30, 1995, the Company's subsidiaries had total Debt of approximately $4.4 billion (including guarantees of indebtedness of others and the unaccreted portion of indebtedness issued at a discount, but excluding indebtedness owed to the Company).

  The Debt Securities will be obligations exclusively of the Company. The Company's ability to service its indebtedness, including the Debt Securities, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to the Company in the form of dividends, loans or advances, payment or reimbursement for management fees and expenses, and repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of loans, advances or dividends and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets.

  The Senior Debt Securities will be issued under an Indenture, dated as of December 20, 1995, between the Company and The Bank of New York, as Trustee (the "Senior Indenture"); the Senior Subordinated Debt Securities will be issued under an Indenture to be executed by the Company and a trustee designated in accordance with the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") (the "Senior Subordinated Indenture"); and the Subordinated Debt Securities will be issued under an Indenture to be executed by the Company and a trustee designated in accordance with the Trust Indenture Act (the "Subordinated Indenture"). In this Prospectus, the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to as the Indentures and individually as an Indenture and the Trustee under the Senior Indenture, the Trustee under the Senior Subordinated Indenture and the Trustee under the Subordinated Indenture are sometimes collectively referred to as the Trustees and individually as a Trustee. The terms of the Senior Debt Securities, the Senior Subordinated Debt Securities and the Subordinated Debt Securities include those stated in the respective Indentures and in any supplemental indenture, and those made part of the Indentures by reference to the Trust Indenture Act, as in effect on the date of the Indentures. The Indentures (or form thereof, as the case may be) are filed as exhibits to the Registration Statement. The Debt Securities are subject to all such terms and holders of Debt Securities are referred to the respective Indentures and the Trust Indenture Act for a statement of such terms. See "Additional Information."

  The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures. As used in this section "Description of Debt Securities," unless the context indicates otherwise, the term "Company" means TCI Communications, Inc. and does not include any of its subsidiaries. All other capitalized terms used in this section and not otherwise defined have the meanings assigned to them in the Indentures.

GENERAL

  The Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued in one or more series, in such form, with such terms and up to the aggregate principal amount authorized from time to time by the Company. (Sections 2.01 and 2.02 of the Indentures)

  Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the designation (including whether they are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities), aggregate principal amount, authorized denominations and currency or currencies in which principal, premium, if any, and interest on the Offered Securities are payable; (ii) whether the Offered Securities are to be issuable initially in temporary global form and whether any of the Offered Securities are issuable in permanent global form as Global Securities; (iii) whether the Offered Securities are to be issuable as Registered Debt Securities or Bearer Debt Securities or both; (iv) the index or indices used to determine the amount of payments of principal, premium, if any, and interest on the Offered Securities; (v) the percentage of their principal amount at which such Offered Securities will be issued; (vi) the date on which the Offered Securities will mature (which may be fixed or extendible); (vii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Securities will bear interest and the date from which such interest will accrue; (viii) the times at which any such interest will be payable and with respect to Registered Debt Securities the record date for the interest payable on any interest payment date; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the date or dates, if any, on or after which, or the circumstances under which, and the price or prices (and form or method of payment thereof) at which the Offered Securities may be redeemed, purchased or exchanged at the option of the Company or any holder; (xi) any covenants or Events of Default that are in addition to or different from those described; and (xii) any other specific terms. Reference is made to the Prospectus Supplement with respect to the designation and qualification of the Trustee under the applicable Senior Subordinated Indenture and the Subordinated Indenture.

  If the purchase price of any Offered Securities is denominated in one or more foreign currencies, foreign currency units or composite currencies, or if the principal, premium, if any, and interest on any Offered Securities are payable in one or more foreign currencies, foreign currency units or composite currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such Offered Securities and such foreign currency or currencies or foreign currency unit or units or composite currencies will be set forth in the applicable Prospectus Supplement.

  Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their principal amount ("original issue discount"). The issue price of Offered Securities that are Original Issue Discount Securities, the amount of the original issue discount with respect thereto, the manner and rate or rates per annum (which may be fixed or variable) at which such original issue discount shall accrue, the yield to maturity represented thereby, the date or dates from or to which or period or periods during which such original issue discount shall accrue, the portion of the principal amount of such Offered Securities that will be payable upon acceleration of the maturity thereof or upon the optional or mandatory redemption, purchase or exchange thereof, and any other specific terms thereof will be described in the Prospectus Supplement relating thereto, together with special federal income tax and other considerations applicable to such Offered Securities.

SENIOR DEBT SECURITIES

  The Senior Indenture contains, among others, the following covenants which will apply to Offered Securities that are Senior Debt Securities unless otherwise provided in the Prospectus Supplement for such Offered Securities:

  Change of Control. With respect to the Senior Debt Securities of any series, if both (i) a Change of Control shall occur at any time after the date on which Senior Debt Securities of such series are first issued and on or prior to the maturity thereof (or during such other period as may be specified for such series in the related Prospectus Supplement) and (ii) on any date which occurs during the period commencing 90 days before and ending 90 days after the date that a public filing has been made with the Commission or other general public disclosure has been made indicating the occurrence of such Change of Control, two or more National Rating Agencies shall downgrade their respective ratings of the Senior Debt Securities from the ratings in effect at the beginning of such 180-day period (each a "Downgrading Agency") (except that if a National Rating Agency shall have downgraded its rating of the Senior Debt Securities during the 90-day period prior to such public disclosure, such National Rating Agency shall not be deemed a Downgrading Agency if it upgrades its rating of the Senior Debt Securities, by the close of business on the date of such public disclosure, to at least the rating it had given to the Senior Debt Securities as of the beginning of such 180-day period) (the occurrence of the conditions specified in both (i) and (ii) being a "Put Event"), then each holder of Senior Debt Securities of such series shall have the right to require the Company to repurchase all or any portion of such holder's Senior Debt Securities of such series at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (or if the Senior Debt Securities of such series are Original Issue Discount Securities, 100% of that portion of the principal amount specified in the terms of that series that would be payable if the maturity thereof were accelerated pursuant to the Senior Indenture), all as provided in, and subject to the terms of, the Senior Indenture, as the Senior Indenture may be supplemented in connection with the issuance of Senior Debt Securities thereunder. Subsequent to the occurrence of a Put Event, the Company will give a notice to each holder of Senior Debt Securities of such series setting forth, among other things, details regarding the right of such holder to require the Company to repurchase such holder's Senior Debt Securities of such series, the purchase date, and the name and address of the Paying Agent (which for this purpose will, in the case of Registered Securities, be the Trustee and, in the case of Bearer Securities, will be a Paying Agent in a place of payment located outside the United States) to which such Senior Debt Securities are to be presented and surrendered. The Company will not be obligated, with respect to the Senior Debt Securities of any series, to purchase such Senior Debt Securities or give notice to the holders thereof with respect to more than one Put Event. (Section 4.02 of the Senior Indenture) The obligation of the Company to purchase Senior Debt Securities put to it pursuant to this covenant will rank senior to its obligations in respect of the Senior Subordinated Debt Securities and the Subordinated Debt Securities. The applicability of this covenant is limited to the circumstances described above and this covenant is not designed to, and may not, provide rights to the holders of Senior Debt Securities in all circumstances in which the market value of the Senior Debt Securities held by them may be adversely affected, whether as the result of the Company's engaging in a highly leveraged transaction or otherwise.

  The Company will comply with any applicable requirements of Rule 14e-1 promulgated under the Exchange Act and any applicable securities laws and regulations in connection with the performance of its obligations under this covenant.

  Limitation on Liens. Subject to certain specified exceptions, as long as any Senior Debt Securities of a series entitled to the benefit of this covenant are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien on Restricted Property to secure the payment of Funded Debt of the Company or any Restricted Subsidiary if immediately after the creation, incurrence or assumption of such Lien, the aggregate outstanding principal amount of all Funded Debt of the Company and the Restricted Subsidiaries that is secured by Liens on Restricted Property would exceed fifteen percent (15%) of the Maximum Funded Debt Amount, unless effective provision is made whereby the Senior Debt Securities (together with, if the Company shall so determine, any other Funded Debt ranking equally with the Senior Debt Securities, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Debt (but only for so long as such Funded Debt is so secured). (Section 4.04 of the Senior Indenture)

  Limitation on Restricted Subsidiary Funded Debt. As long as any Senior Debt Securities of a series entitled to the benefit of this covenant are outstanding, the Company will not permit any Restricted Subsidiary to incur or assume any Funded Debt if immediately after the incurrence or assumption of such Funded Debt, the aggregate outstanding principal amount of all Funded Debt of the Restricted Subsidiaries would exceed fifteen percent (15%) of the Maximum Funded Debt Amount. Notwithstanding the foregoing, any Restricted Subsidiary may incur Funded Debt to extend, renew or replace Funded Debt of such Restricted Subsidiary provided that the principal amount of the Funded Debt so incurred does not exceed the principal amount of the Funded Debt extended, renewed or replaced thereby immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable thereon. (Section 4.05 of the Senior Indenture) The Senior Indenture do not limit the incurrence of Funded Debt, or any other debt, secured or unsecured, by the Company, except as described under "Limitation on Liens," or by any Unrestricted Subsidiary.

  Designation of Restricted Subsidiaries. With respect to the Senior Debt Securities of any series, the Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time, provided that (1) immediately after giving effect to such designation, the Leverage Ratio of the Restricted Group is not greater than 8.0:1 and the Company and the Restricted Subsidiaries are in compliance with the "Limitation on Liens" and "Limitation on Restricted Subsidiary Funded Debt" covenants, and (2) an Officers' Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation. The Company shall make the initial designation of Restricted Subsidiaries with respect to the Senior Debt Securities of any series, and deliver the required Officers' Certificate with respect thereto to the Trustee, on or prior to the date of initial issuance of Senior Debt Securities of such series. (Section 4.03 of the Senior Indenture)

  Definitions. The following are certain of the terms defined in the Senior Indenture (Section 1.01):

  "Change of Control" means the occurrence of either of the following events (to the extent applicable): (A) the acquisition by any person (other than the Parent, the Company, any Subsidiary or Parent Subsidiary, any employee stock ownership or other employee benefit plan of the Parent or the Company or of any Subsidiary or Parent Subsidiary, or any Controlling Person) during any period of twelve (12) consecutive months of beneficial ownership of shares of the Class A Stock or Class B Stock or both representing in the aggregate thirty percent (30%) or more of the combined voting power of all shares of the Class A Stock and Class B Stock, calculated on a fully diluted basis as of the date immediately prior to the date of such acquisition (or, if there be more than one acquisition during such twelve-month period, the date of the last such acquisition); provided, however, that notwithstanding the foregoing, no Change of Control shall be deemed to have occurred if and for so long as the shares of the Class A Stock and Class B Stock beneficially owned by the Parent, the Parent Subsidiaries (other than the Company) and the Controlling Persons represent in the aggregate 30% or more of the combined voting power of all shares of the Class A Stock and Class B Stock calculated on a fully diluted basis, or (B) for so long as the Company is a Parent Subsidiary, the acquisition by any person (other than the Parent, any Parent Subsidiary, any employee stock ownership plan or other employee benefit plan of the Parent or any Parent Subsidiary, or any Controlling Person) during any period of twelve
(12) consecutive months of beneficial ownership of shares of common stock of the Parent representing in the aggregate thirty percent (30%) or more of the combined voting power of all shares of the Parent's common stock, calculated on a fully diluted basis as of the date immediately prior to the date of such acquisition (or, if there be more than one acquisition during such twelve-month period, the date of the last such acquisition); provided, however, that notwithstanding the foregoing no Change of Control shall be deemed to have occurred if and for so long as the shares of the Parent's common stock beneficially owned by the Controlling Persons represent in the aggregate 30% or more of the combined voting power of all shares of the Parent's common stock calculated on a fully diluted basis.

  "Class A Stock" means the Class A Common Stock, $1.00 par value, of the Company as it exists on the date of the Senior Indenture and stock of any other class into which such Class A Common Stock may thereafter have been changed.

  "Class B Stock" means the Class B Common Stock, $1.00 par value, of the Company as it exists on the date of the Senior Indenture and stock of any other class into which such Class B Common Stock may thereafter have been changed.

  "Company" means TCI Communications, Inc., a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter means the successor.

  "Controlling Person" means each of (1) the Chairman of the Board of the Parent as of the date of the Indenture, (2) the President of the Parent as of the date of the Indenture, (3) each of the directors of the Parent as of the date of the Indenture, (4) the respective family members, estates and heirs of each of the persons referred to in clauses (1) through (3) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs, (5) Kearns-Tribune Corporation, a Delaware corporation, or any successor thereto by merger or consolidation and
(6) the trustee under the Parent's Employee Stock Purchase Plan or any successor plan or any other employee stock ownership or other employee benefit plan of the Parent or the Company or of any Subsidiary or Parent Subsidiary. As used with respect to any person, the term "family member" means the spouse, siblings and lineal descendants of such person. The trustee under the Parent's Employee Stock Purchase Plan or any successor plan or any other employee stock ownership or other employee benefit plan of the Parent or the Company or of any Subsidiary or Parent Subsidiary shall be deemed to have beneficial ownership of all shares of common stock of the Parent or the Company held under the plan, whether or not allocated to or vested in participants' accounts.

  "Debt" of any person means:

  (1) any indebtedness of such person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

  (2) any guarantee by such person of any indebtedness of others described in the preceding clause (1); and

  (3) any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

  "Funded Debt" of any person means, as of the date as of which the amount thereof is to be determined, without duplication, all indebtedness of such person for borrowed money and all guaranties by such person of any indebtedness of others for borrowed money, which by its terms has a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such indebtedness which was Funded Debt at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such person for more than one year from such date of determination, whether or not theretofore renewed or extended. When used with respect to the Company or any Restricted Subsidiary, the term "Funded Debt" excludes (1) any indebtedness of the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary, (2) any guarantee by the Company or any Restricted Subsidiary of indebtedness of the Company or another Restricted Subsidiary, provided that such guarantee is not secured by a Lien on Restricted Property, and (3) with respect to any series of Senior Debt Securities, any indebtedness of the Company or any Restricted Subsidiary to any Unrestricted Subsidiary which indebtedness is subordinated in right of payment to the prior payment in full of the outstanding Senior Debt Securities of such series on terms no less favorable to the holders of such Senior Debt Securities than those contained in Article Ten of the subordinated Indenture pursuant to which Subordinated Debt Securities issued by the Company are subordinated to all Senior Debt of the Company (as defined therein), without giving effect to any amendment, modification or supplement to, or discharge of, the Subordinated Indenture after the date of the Senior Indenture, and which indebtedness is not secured by a Lien on Restricted Property. For purposes of determining the outstanding principal amount of Funded Debt at any date, the amount of indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with generally accepted accounting principles.

  "Leverage Ratio" with respect to the Restricted Group means, as of the date of and after giving effect to any designation of an Unrestricted Subsidiary as a Restricted Subsidiary and/or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in each case in accordance with the "Designation of Restricted Subsidiaries" covenant, the ratio of (1) the aggregate outstanding principal amount of all Funded Debt of the Restricted Group as of such date to (2) the product of four times the restricted Group Cash Flow for the most recent full fiscal quarter for which financial information is available on such date.

  "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

  "Maximum Funded Debt Amount" means, as of any date of determination thereof, that amount which is equal to the product of (i) eight and (ii) the product of
(x) the Restricted Group Cash Flow for the most recent full fiscal quarter for which financial information is available on such date and (y) four.

  "National Rating Agency" means any of the following nationally recognized statistical rating organizations (and, in each case, any successor thereto):
Duff & Phelps Credit Rating Co.; Moody's Investors Service, Inc.; Standard & Poor's Securities, Inc.; and Fitch Investors Service, L.P.

  "Parent" means Tele-Communications, Inc., a Delaware corporation, and any successor thereof.

  "Principal Property" means, as of any date of determination, any property or assets owned by any Restricted Subsidiary other than (1) any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries taken as a whole and (2) any shares of any class of stock or any other security of any Unrestricted Subsidiary.

  "Restricted Group" means, as of any date of determination, the Company and the Restricted Subsidiaries as of such date after giving effect to any designation being made on such date in accordance with the "Designation of Restricted Subsidiaries" covenant.

  "Restricted Group Cash Flow" for any period means the Restricted Group Net Income (as defined below) for such period, plus (A) the sum (without duplication) of the aggregate of each of the following items of the Company and the Restricted Subsidiaries for such period to the extent taken into account as charges to Restricted Group Net Income for such period: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense and other noncash charges, (iv) extraordinary items and (v) after-tax losses on sales of assets outside of the ordinary course of business not otherwise included in extraordinary items in accordance with generally accepted accounting principles, minus (B) the sum (without duplication) of the aggregate of each of the following items of the Company and the Restricted Subsidiaries for such period to the extent taken into account as credits to Restricted Group Net Income for such period: (i) noncash credits, (ii) extraordinary items, and (iii) after-tax gains on sales of assets outside of the ordinary course of business not otherwise included in extraordinary items in accordance with generally accepted accounting principles.

  For purposes of this definition, (1) "Restricted Group Net Income" for any period means the aggregate of the net income (loss) for such period of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that (i) the net income (loss) of any person accounted for by the equity method of accounting and the net income (loss) of any Unrestricted Subsidiary shall be excluded, except that the net income of any such person or Unrestricted Subsidiary shall be included to the extent of the amount of dividends or distributions paid by such person or Unrestricted Subsidiary to the Company or a Restricted Subsidiary during such period, and (ii) except as otherwise provided in clause (2) below, the net income (loss) of any other person acquired by the Company or any Restricted Subsidiary in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition shall be excluded; and (2) if the Company or any Restricted subsidiary consummated any acquisition or deposition of assets during the period for which Restricted Group Cash Flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the Leverage Ratio or Maximum Funded Debt Amount, as applicable, is to be determined, then, in each such case, the restricted Group Cash Flow for such period shall be calculated on a pro forma basis as if such acquisition or disposition had occurred at the beginning of such period.

  "Restricted Property" means, as of any date of determination, any Principal Property and any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary.

  "Restricted Subsidiary" means, as of any date of determination, a corporation a majority of whose voting stock is owned by the Company and/or one or more Restricted Subsidiaries, which corporation has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

  "Subsidiary" means a corporation a majority of whose voting stock is owned by the Company and/or one or more Subsidiaries. Voting stock is capital stock having voting power under ordinary circumstances to elect directors.

  "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of the Company that is not a Restricted Subsidiary.

SENIOR SUBORDINATED DEBT SECURITIES

  The following provisions will apply to Offered Securities that are Senior Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Offered Securities.

  Subordination. The indebtedness evidenced by the Senior Subordinated Debt Securities will be subordinate to the prior payment in full of all Senior Debt as described below. The Indenture does not limit Senior Debt or any other debt, secured or unsecured, of the Company or any subsidiary, except as described under "Limitation on Subordinated Debt Superior to the Senior Subordinated Debt Securities" below. Upon maturity (by acceleration or otherwise) of any Senior Debt, payment in full must be made on such Senior Debt (or duly provided for) before any payment is made on or in respect of the Senior Subordinated Debt Securities (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in Senior Subordinated Debt Securities acquired by the Company before the maturity of such Senior Debt, and payments made through the exchange of other debt obligations of the Company for such Senior Subordinated Debt Securities in accordance with the terms of such Senior Subordinated Debt Securities provided that such Debt obligations are subordinated to Senior Debt at least to the extent that the Senior Subordinated Debt Securities for which they are exchanged are so subordinated in accordance with the Indenture). During the continuance of any default in payment of the principal of, premium, if any, interest on, or other amounts due in respect of, any Senior Debt, no payment may be made by the Company on, or in respect of, the Senior Subordinated Debt Securities (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in Senior Subordinated Debt Securities acquired by the Company before such default and notice thereof, and payments made through the exchange of other debt obligations of the Company for such Senior Subordinated Debt Securities in accordance with the terms of such Senior Subordinated Debt Securities provided that such debt obligations are subordinated to Senior Debt at least to the extent that the Senior Subordinated Debt Securities for which they are exchanged are so subordinated in accordance with the Indenture). Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, payment of all amounts due in respect of the Senior Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Debt. Such subordination will not prevent the occurrence of any Event of Default. (Sections 10.01, 10.02, 10.03 and 10.11 of the Indenture) The Indenture for the Senior Debt Securities contains a cross-acceleration provision that would, among other things, permit the acceleration of the maturity of any outstanding Senior Debt Securities in the event that the maturity of any outstanding Senior Subordinated Debt Securities or Subordinated Debt Securities were accelerated. See "Defaults and Remedies" below. The instruments and agreements pursuant to which all or substantially all of the Company's Senior Debt has been incurred also contain cross-default or cross-acceleration provisions.

  Securities Senior to Junior Subordinated Debt. The indebtedness evidenced by the Senior Subordinated Debt Securities will be superior in right of payment to all Junior Subordinated Debt as described below. Upon maturity (by acceleration or otherwise) of the Senior Subordinated Debt Securities of any series, payment in full must be made thereon, or duly provided for, before any payment is made on or in respect of any Junior Subordinated Debt (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in instruments evidencing Junior Subordinated Debt of the same issue acquired before the maturity of the Senior Subordinated Debt Securities of such series, and payments made through the exchange of other debt obligations of the Company for such Junior Subordinated Debt in accordance with the terms of such Junior Subordinated Debt provided that such debt obligations are subordinated to the Senior Subordinated Debt Securities at least to the extent that the Junior Subordinated Debt for which they are exchanged is so subordinated in accordance with the Indenture). During the continuance of any default in payment of the principal of, premium, if any, interest on, or other amounts due in respect of, the Senior Subordinated Debt Securities of any series, no payment may be made by the Company on, or in respect of, any Junior Subordinated Debt (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in instruments evidencing Junior Subordinated Debt of the same issue acquired before such default and notice thereof, and payments made through the exchange of other debt obligations of the Company for such Junior Subordinated Debt in accordance with the terms of such Junior Subordinated Debt provided that such debt obligations are subordinated to the Senior Subordinated Debt Securities at least to the extent that the Junior Subordinated Debt for which they are exchanged is so subordinated in accordance with the Indenture). Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, holders of the Senior Subordinated Debt Securities will be entitled to receive payment in full of all amounts due in respect thereof before the holders of any Junior Subordinated Debt are entitled to receive any payment on account of such Junior Subordinated Debt. (Section 4.05 of the Indenture)

  Limitation on Subordinated Debt Superior to the Senior Subordinated Debt Securities. As long as any Senior Subordinated Debt Securities remain outstanding, the Company may not create or incur any Debt which is subordinate or junior in right of payment to any Senior Debt if such Debt is superior in right of payment to the Senior Subordinated Debt Securities. (Section 4.06 of the Indenture)

  Definitions. The following are certain of the terms defined in the Indenture (Sections 4.06 and 10.01):

  "Junior Subordinated Debt" means the principal of (premium, if any) and interest on Debt of the Company created or incurred after the date of the Indenture which by its terms is subordinate in right of payment to the Senior Subordinated Debt Securities, including any Subordinated Debt Securities issued under the Subordinated Indenture.

  "Senior Debt" means the principal of (premium, if any) and interest on Debt of the Company outstanding at any time other than (i) the Senior Subordinated Debt Securities, (ii) the Company's outstanding 11 1/8% senior subordinated debentures due October 1, 2003, which shall rank pari passu with the Senior Subordinated Debt Securities, (iii) any Subordinated Debt Securities issued under the Subordinated Indenture, and (iv) Debt which by its terms is not superior in right of payment to the Senior Subordinated Debt Securities.

  The definition of "Debt" in the Senior Subordinated Indenture is the same as that in the Senior Indenture.

  Nothing in the Senior Subordinated Indenture affords holders of Senior Subordinated Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar, transaction involving the Company or in the event of a change of control of the Company or the Parent.

SUBORDINATED DEBT SECURITIES

  The following provisions will apply to Offered Securities that are Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Offered Securities:

  Subordination. The indebtedness evidenced by the Subordinated Debt Securities will be subordinate to the prior payment in full of all Senior Debt as described below. The Indenture does not limit Senior Debt or any other debt, secured or unsecured, of the Company or any subsidiary. Upon maturity (by acceleration or otherwise) of any Senior Debt, payment in full must be made on such Senior Debt (or duly provided for) before any payment is made on or in respect of the Subordinated Debt Securities (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in Subordinated Debt Securities acquired by the Company before the maturity of such Senior Debt, and payments made through the exchange of other debt obligations of the Company for such Subordinated Debt Securities in accordance with the terms of such Subordinated Debt Securities provided that such debt obligations are subordinated to Senior Debt at least to the extent that the Subordinated Debt Securities for which they are exchanged are so subordinated in accordance with the Indenture). During the continuance of any default in payment of the principal of, premium, if any, interest on, or other amounts due in respect of, any Senior Debt, no payment may be made by the Company on, or in respect of, the Subordinated Debt Securities (except payments made in capital stock of the Company or in warrants, rights or options to purchase or acquire capital stock of the Company, sinking fund payments made in Subordinated Debt Securities acquired by the Company before such default and notice thereof, and payments made through the exchange of other debt obligations of the Company for such Subordinated Debt Securities in accordance with the terms of such Subordinated Debt Securities provided that such debt obligations are subordinated to Senior Debt at least to the extent that the Subordinated Debt Securities for which they are exchanged are so subordinated in accordance with the Indenture). Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, payment of all amounts due in respect of the Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Debt. Such subordination will not prevent the occurrence of any Event of Default. (Sections 10.01, 10.02, 10.03 and 10.11 of the Indenture) The Indenture for the Senior Debt Securities contains a cross-acceleration provision that would, among other things, permit the acceleration of the maturity of any outstanding Senior Debt Securities in the event that the maturity of any outstanding Senior Subordinated Debt Securities or Subordinated Debt Securities were accelerated. See "Defaults and Remedies" below. The instruments and agreements pursuant to which all or substantially all of the Company's Senior Debt has been incurred also contain cross-default or cross-acceleration provisions.

  "Senior Debt" means the principal of (premium, if any) and interest on Debt of the Company outstanding at any time other than (i) the Subordinated Debt Securities, and (ii) Debt which by its terms is not superior in right of payment to the Subordinated Debt Securities. The definition of "Debt" in the Subordinated Indenture is the same as that in the Senior Indenture.

  Nothing in the Subordinated Indenture affords holders of Subordinated Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company or in the event of a change of control of the Company or the Parent.

DENOMINATION AND FORM

  Unless otherwise indicated in the Prospectus Supplement, the Offered Securities will be Registered Debt Securities denominated in U.S. Dollars and will be issued only in denominations of $1,000 and integral multiples of $1,000. (Section 2.03 of the Senior Subordinated and Subordinated Indentures and Sections 2.01 and 2.03 of the Senior Indenture) Under the Senior Indenture, Debt Securities of any series may be issuable as Registered Debt Securities, Bearer Debt Securities (with or without coupons attached) or both, and may be issuable in whole or in part in the form of one or more Global Securities. In addition, the Senior Indenture provides that Debt Securities may be denominated or payable in one or more foreign currencies, foreign currency units or composite currencies. (Sections 2.01 and 2.02 of the Senior Indenture) Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Debt Securities denominated in U.S. Dollars will be issued only in the denomination of $5,000 with coupons attached. (Sections 2.01 and 2.03 of the Senior Indenture) A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities represented by such Global Security. (Section 2.10 of the Senior Indenture and Section 2.15 of the Senior Subordinated and the Subordinated Indentures) The Prospectus Supplement relating to a series of Debt Securities denominated other than in U.S. Dollars will specify the authorized denominations thereof.

  During the "restricted period," as defined in Treasury Regulation Section 1.163-5(c)(2)(i)(D)(7), no Bearer Debt Security may be offered or sold (or resold in connection with its original issuance) in the United States or its possessions or to a United States person (subject to certain exceptions). Further, no Bearer Debt Security may be mailed or otherwise delivered to any location in the United States or its possessions in connection with a sale that occurred during the restricted period. Offered Securities that are Bearer Debt Securities will be subject to certification requirements as to the ownership of such Bearer Debt Security (including beneficial interests in a Global Security representing such Bearer Debt Security) which will be described in the applicable Prospectus Supplement. See "Limitations on Issuance of Bearer Debt Securities."

REGISTRAR, PAYING AGENT

  The Company will maintain an office or agency where Registered Debt Securities of each series may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Debt Securities of each series may be presented for payment ("Paying Agent"). The Company may have one or more co-Registrars and one or more additional Paying Agents with respect to any series of Debt Securities and the Company or any of its subsidiaries may act as Paying Agent, Registrar or co-Registrar. Unless otherwise indicated in an applicable Prospectus Supplement, each Trustee will initially act as Paying Agent and Registrar for each series of Debt Securities issued under its respective Indenture. The Company may change any Paying Agent, Registrar or co-Registrar at any time without notice to the holders of Debt Securities, except as described below with respect to Debt Securities issued under the Senior Indenture. The Company will promptly notify the Trustee of the name and address of any such Agent. (Section 2.05 of the Indentures)

  The Senior Indenture also provides that if Debt Securities of a series are issuable as Bearer Debt Securities, the Company will maintain (i) in the Borough of Manhattan, The City of New York, an office or agency where any Registered Debt Securities of that series may be presented or surrendered for payment and for registration of transfer, where Debt Securities of that series may be surrendered for exchange and where Bearer Debt Securities of that series and related coupons may be presented or surrendered for payment in the circumstances described under "Payment" below, and (ii) subject to any laws or regulations applicable thereto, in a place of payment for Debt Securities of that series located outside the United States, an office or agency where any Registered Debt Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange and where Debt Securities of that series and any related coupons may be presented and surrendered for payment, provided that if the Debt Securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange. Any Paying Agents outside the United States initially designated by the Company for the Offered Securities will be named in the applicable Prospectus Supplement. The Company will promptly notify the Trustee and the holders of Debt Securities of a series of the location and any change in the location of any office or agency which it is required to maintain for the Debt Securities of such series. (Section 4.01 of the Senior Indenture)

TRANSFER AND EXCHANGE

  Registered Debt Securities of any series (other than a Global Security, except as provided under "Global Securities") will be exchangeable at the option of the holder for other Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 2.08 of the Indenture) In addition, if Debt Securities of any series issued under the Senior Indenture are issuable as both Registered Debt Securities and Bearer Debt Securities, then, if so provided with respect to the Debt Securities of such series, at the option of the holder and subject to the terms of such Indenture, Bearer Debt Securities (with, except as provided below, all related unmatured coupons and all related matured coupons in default) of such series will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a regular record date or, in certain circumstances, a special record date, for an interest payment and the relevant interest payment date shall be surrendered without the coupon relating to such interest payment date attached and interest will not be payable on such interest payment date in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon in accordance with the terms of the Senior Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Debt Securities will not be issued in exchange for Registered Debt Securities. (Section 2.08 of the Senior Indenture)

  Debt Securities of any series may be surrendered for exchange as provided above, and Registered Debt Securities of any series (other than a Global Security, except as provided under "Global Securities") may be surrendered for registration of transfer, at the office or agency designated by the Company for such purpose with respect to such series of Debt Securities. Bearer Debt Securities will be transferable by delivery. (Section 2.14 of the Senior Indenture) Every Registered Debt Security presented or surrendered for registration of transfer or for exchange shall be duly endorsed or accompanied by appropriate transfer documents duly executed. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any taxes and other governmental charges that may be imposed in relation thereto. (Section 2.08 of the Indentures)

  The Company and the Registrar need not transfer or exchange any Debt Securities selected for redemption or purchase (except, in the case of Debt Securities to be redeemed or purchased in part, the portion thereof not to be redeemed or purchased) or any Debt Securities in respect of which a notice requiring the purchase or redemption thereof by the Company at the option of the holder thereof has been given and not withdrawn by such holder in accordance with the terms of such Debt Securities (as described, if applicable, in the Prospectus Supplement) (except, in the case of Debt Securities to be so purchased or redeemed in part, the portion thereof not to be so purchased or redeemed). (Section 2.08 of the Indentures) A Bearer Debt Security so selected for redemption or purchase or in respect of which a notice requiring the redemption or purchase thereof by the Company at the option of the holder thereof has been given and not so withdrawn may however, if so provided with respect to the Debt Securities of such series, be exchanged for a Registered Debt Security of that series and like tenor, provided that such Registered Debt Security is simultaneously surrendered for redemption or purchase, as the case may be. (Section 2.08 of the Senior Indenture)

  The Senior Subordinated Indenture and the Subordinated Indenture also provide that the Registrar need not transfer or exchange any Debt Securities of a particular series during a period of 15 days before a selection of Debt Securities of such series to be redeemed. (Section 2.08 of the Senior Subordinated and the Subordinated Indentures) The Senior Indenture provides that the Company shall not be required to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (i) if Debt Securities of that series are issuable only as Registered Debt Securities, the date of the mailing of the relevant notice of redemption, and (ii) if Debt Securities of that series are issuable as Bearer Debt Securities, the date of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Debt Securities and there is no publication, the mailing of the relevant notice of redemption. (Section 2.08 of the Senior Indenture)

  Prior to due presentment of a Registered Debt Security for registration to transfer, the person in whose name such Registered Debt Security is registered may be treated as the owner of it for all purposes. (Section 2.14 of the Indentures) The bearer of any Bearer Debt Security and the bearer of any coupon appertaining thereto may be treated as the owner of such Bearer Debt Security or coupon for all purposes. (Section 2.14 of the Senior Indenture)

GLOBAL SECURITIES

  The Indentures provide that the Debt Securities of any series thereunder may be issued in whole or in part in the form of one or more Global Securities, which Global Securities may be issued in registered form (or, in the case of Senior Debt Securities, bearer form) and in either temporary or permanent form. (Sections 2.10 and 2.11 of the Senior Indenture and Sections 2.11 and
2.15 of the Senior Subordinated and Subordinated Indentures) Each Global Security will be deposited with and, if it is issued in registered form, will be registered in the name of the depositary (or a nominee of the depositary) identified in the applicable Prospectus Supplement. (Section 2.10 of the Senior Indenture and Section 2.15 of the Senior Subordinated and Subordinated Indentures) So long as the depositary for a Global Security in registered form, or its nominee, is the registered owner of the Global Security, the depositary or its nominee, as the case may be, will be considered the sole owner of the Debt Securities represented by such Global Security for all purposes under the Indenture. (Section 2.14 of the

Indentures) Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor. (Section 2.08 of the Indentures) Unless otherwise specified in the applicable Prospectus Supplement, if the depositary with respect to any Global Security is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days of such time, or if the Company, in its sole discretion, at any time determines that any series of Debt Securities issued or issuable in the form of a Global Security shall no longer be represented by such Global Security, then in either such event the Global Security shall be exchanged for Debt Securities in definitive form pursuant to the applicable Indenture. Further, if so specified by the Company with respect to the Debt Securities of a series and described in the applicable Prospectus Supplement, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities in authorized denominations and of like tenor of the series represented by such Global Security, equal in principal amount to such beneficial interest, and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Debt Securities). (Section 2.08 of the Indentures) See, however, "Limitations on Issuance of Bearer Debt Securities" below for a discussion of certain restrictions on the delivery of a Bearer Debt Security in definitive form in exchange for an interest in a Global Security. Except as described above, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

  Any specific terms of the depositary arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to beneficial interests of participants in the depositary), or by participants in the depositary or persons that may hold interest through such participants (with respect to beneficial interests of persons other than participants in the depositary). Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold interests through participants.

  Subject to the restrictions discussed under "Limitations on Issuance of Bearer Debt Securities" below, payments of the principal of and any premium and interest on Debt Securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Security for such debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.14 of the Indentures)

  The Company expects that the depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. With respect to a Global Security that represents in whole or in part Debt Securities of a series that are issuable as Bearer Debt Securities, receipt by owners of beneficial interests in such Global Security of payments in respect of such Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Debt Securities" below.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including beneficial interests in a Global Security that represents Bearer Debt Securities) may not be offered or sold (or resold in connection with their original issuance) during the "restricted period," as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), in the United States or its possessions or to United States persons (each as defined below) other than to (i) a Qualifying Foreign Branch of a United States Financial Institution (as defined below), (ii) a United States person who acquires and holds the obligation through the Qualifying Foreign Branch of a United States Financial Institution, (iii) a United States office of an "exempt distributor," as defined in Treasury Regulation Section 1.163-5(c)(2)(i)(D)(5), (iv) the United States office of an international organization, as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, or (v) the United States office of a foreign central bank, as defined in Section 895 of the code and the regulations thereunder. In addition, Bearer Debt Securities may not be delivered within the United States or its possessions in connection with a sale that occurred during the restricted period. Any underwriters, agents and dealers participating in the offering of Offered Securities must agree that they will not offer any Bearer Debt Securities for sale or resale in the United States or its possessions or the United States persons (other than a person specified in clause (i), (ii), (iii), (iv) or (v) above) or deliver Bearer Debt Securities within the United States or its possessions. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States financial institution (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that provides a certificate within a reasonable time (or a blanket certificate in the year the Debt Security is issued or either of the preceding two calendar years) stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder. The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof and an estate or trust the income of which is subject to United States federal income taxation regardless of its source; the term "United States" means the United States of America (including the States and the District of Columbia), and the term "possessions" includes, but is not limited to, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

  United States federal tax laws and regulations also require that the owner of an obligation issuable in bearer form or the financial institution (as defined in the preceding paragraph) or clearing organization through which the owner directly or indirectly holds such obligation must provide the issuer of the obligation with a certificate on the earlier of the date of the first actual payment of interest on the obligation or the date of delivery by the issuer of the obligation in definitive form stating that on such date the obligation is owned by (a) a person that is not a United States person, (b) a person described in clause (i) or (ii) of the preceding paragraph, or (c) a financial institution for purposes of resale during the restricted period, but not for resale directly or indirectly to a United States person or to a person within the United States or its possessions. A certificate described in clause
(a) or (b) above may not be given with respect to an obligation that is owned by a financial institution for purposes of resale during the restricted period. When the required certificate is provided by a clearing organization, the certificate must be based upon statements provided to it by its member organizations. For purposes of the foregoing, a "temporary global security," as defined in Treasury Regulation Section 1.163-5(c)(1)(ii)(B), is not considered to be an obligation in definitive form. In compliance with the foregoing, if the Offered Securities are of a series of Debt Securities issuable as Bearer Debt Securities, the delivery thereof (including delivery in exchange for an interest in a Global Security) and the payment of interest thereon, as applicable, will be subject to the satisfaction of certification requirements that will be specified by the Company in accordance with the Senior Indenture in connection with the establishment of such series and will be described in the applicable

Prospectus Supplement. (Sections 2.02 and 2.04 of the Senior Indenture) The Senior Indenture also provides that no Bearer Debt Security (including a Global Security that represents Bearer Debt Securities) will be mailed or otherwise delivered to any location in the United States or its possessions. (Section 2.04 of the Senior Indenture)

  Bearer Debt Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Debt Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Debt Securities.

PAYMENT

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Debt Securities (other than a Global Security) will be made, subject to any applicable laws and regulations, at the offices of such paying Agent or paying Agents outside the United States as the Company may designate from time to time, except that, at the option of the Company (or, if so specified in the applicable Prospectus Supplement, at the option of the holder), payment of interest may be made by check (provided the same is not mailed to an address inside the United States) or by wire transfer to an account located outside the United States maintained by the payee. (Sections 2.13 and 4.01 of the Senior Indenture) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. (Section 2.13 of the Senior Indenture) No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. Dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 4.01 of the Senior Indenture)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities (other than a Global Security) will be made at the office of such Paying Agent or paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register or, if so specified with respect to the Registered Debt Securities of any series issued under the Senior Indenture, by wire transfer to an account designated by such person. Payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the regular record date (or, in the case of defaulted interest, special record date) for such interest payment. (Section 2.13 of the Indentures)

  All moneys paid by the Company to a Paying Agent for the payment of principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof unless an applicable abandoned property law designates another person. (Section 8.03 of the Indentures)

AMENDMENT, SUPPLEMENT, WAIVER

  Subject to certain exceptions, the Indentures or the Debt Securities may be amended or supplemented, and any past default or compliance with any provision may be waived, insofar as the Debt Securities of any series are concerned, with the consent of the holders of a majority in aggregate principal amount of the outstanding

Debt Securities of such series. (Sections 6.04 and 9.02 of the Indentures) Without the consent of any holder of Debt Securities, the Company and the Trustee may amend or supplement the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, to permit or facilitate the issuance of Debt Securities in bearer form or to provide for uncertificated Debt Securities in global form in addition to certificated Debt Securities (so long as any "registration-required obligation," within the meaning of Section 163(f)(2) of the Code, is in registered form for purposes of the Code) or to make certain other specified changes or any change that does not materially adversely affect the rights of any holder of Debt Securities. (Section 9.01 of the Indentures)

SUCCESSOR CORPORATION

  The Company may not consolidate with or merge into, or transfer its properties and assets substantially as an entirety to, another corporation unless (i) the successor corporation, which shall be a corporation organized under the laws of the United States or a State thereof, assumes by supplemental indenture all the obligations of the Company under the Debt Securities and the Indentures, and (ii) after giving effect to such transaction, no Event of Default shall have occurred and be continuing. Thereafter, unless otherwise specified in the Prospectus Supplement, all such obligations of the Company terminate. (Section 5.01 of the Indentures)

DEFAULTS AND REMEDIES

  An Event of Default with respect to Debt Securities of any series is: (i) default for 30 days in payment of any interest on the Debt Securities of that series; (ii) default in payment of principal, premium or any other amount (other than interest) due in respect of the Debt Securities of that series at maturity, upon redemption (including default in the making of any mandatory sinking fund payment), upon purchase by the Company at the option of the holder or otherwise; (iii) failure by the Company for 30 days after receipt of written notice as provided in the Indentures to comply with any of its other agreements in the Indentures (other than agreements expressly included in the Indentures solely for the benefit of a series of Debt Securities other than that series or expressly made inapplicable to the Debt Securities of such series) or the Debt Securities of that series; (iv) (for purposes of the Senior Indenture only) acceleration of the maturity of any Debt of the Company (including Senior Debt Securities of any other series) if the aggregate principal amount (or, if applicable, issue price plus accrued original issue discount) of the Debt the maturity of which has been accelerated exceeds five percent (5%) of the aggregate principal amount of the Company's Funded Debt then outstanding and such Debt is not paid, or such acceleration is not rescinded or annulled or such acceleration is not contested by appropriate proceedings and all consequences thereof that would have a material adverse effect on the Company stayed, within 30 days after receipt of written notice as provided in the Senior Indenture; provided, however, that if, after the expiration of such 30-day period, the event of default that resulted in the acceleration of the maturity of such Debt of the Company is remedied or cured by the Company or waived by the holders of such Debt in any authorized manner or otherwise ceases to exist, then the Event of Default described in this clause (iv) resulting from such acceleration will be deemed cured and not continuing; and (v) certain events of bankruptcy or insolvency. (Section 6.01 of the Indentures) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may declare to be due and payable immediately (i) the principal amount of that series (or, if the Debt Securities of that series are Original Issue Discount Securities, that portion of the principal amount specified in the terms of that series) and (ii) accrued interest, if any, thereon. The Indentures provide for automatic acceleration of the maturity of such amounts upon the occurrence of certain events of bankruptcy or insolvency. (Section 6.02 of the Indentures) The Senior Indenture provides that a declaration of acceleration of the maturity of the Senior Debt Securities of any series as a result of an Event of Default described in clause (iv) above will be automatically annulled if (x) the acceleration of the Debt that is the subject of such Event of Default is declared void ab initio as a result of the Company's contest thereof or (y) the declaration of acceleration of such Debt is rescinded or annulled in any manner authorized by the instrument evidencing or creating such Debt within 90 days of the declaration of acceleration of the Senior Debt Securities of such series and, in the case of clause (y), the annulment of the declaration of acceleration under the Senior Indenture would not conflict with any judgment or decree, and, in the case of either clause (x) or (y), all other existing Events of Default (other than the non-payment of amounts that have become due with respect to such Senior Debt Securities solely by such acceleration) with respect to Senior Debt Securities of that series have been cured or waived. (Section 6.02 of the Senior Indenture) Holders of Debt Securities may not enforce the Indentures or the Debt Securities except as provided in the Indentures. (Section 6.06 of the Indentures) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01 of the Indentures) Subject to certain limitations, holders of a majority in aggregate principal amount of the Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to the Debt Securities of that series. (Section 6.05 of the Indentures) The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, interest or other amounts due) if it determines that withholding notice is in their interest. (Section 7.05 of the Indentures) The Company is required to file periodic reports with the Trustee as to the absence of default. (Section 4.07 of the Senior Indenture and Section 4.03 of the Senior Subordinated and Subordinated Indentures)

NO PERSONAL LIABILITY

  No past, present or future director, officer, employee or stockholder, as such, of the Company or any successor thereof shall have any liability for any obligations of the Company under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting a Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debt Securities. (Section 11.11 of the Senior Indenture and Section 12.11 of the Senior Subordinated and Subordinated Indentures)

SATISFACTION AND DISCHARGE

  The Company's obligations under the Debt Securities of any series and the applicable Indenture with respect to such series (except for the obligation to pay the principal of and premium and interest, if any, on the Debt Securities of such series and certain other specified obligations) will be satisfied and discharged in accordance with the provisions of the Indenture if either (i) all Debt Securities of such series and coupons, if any, appertaining thereto previously authenticated and delivered (other than destroyed, lost or wrongfully-taken Debt Securities or coupons which have been replaced or paid, Debt Securities or coupons for whose payment money has theretofore been held in trust and, after remaining unclaimed for two years, has been repaid to the Company, and certain coupons appertaining to Bearer Securities surrendered for exchange, redemption or purchase) have been delivered to the Trustee for cancellation or (ii) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (or, in the case of the Senior Indenture, Government Obligations) sufficient to pay the principal of and premium and interest, if any, on all Debt Securities of such series and coupons, if any, appertaining thereto not theretofore cancelled or delivered to the Trustee for cancellation (other than Debt Securities and coupons referred to in the parenthetical in clause (i) above) to maturity or redemption, as the case may be. (Section 2.01 of the Indentures)

THE TRUSTEES

  The Bank of New York serves as paying, exchange and redemption agent and registrar for the Company's Cumulative Exchangeable Preferred Stock, Series A, and acts as depositary for funds of, makes loans to, and performs other services for the Company and certain of its affiliates in the normal course of business and acts as trustee with respect to certain outstanding senior indebtedness of the Company. The Bank of New York serves as transfer agent and registrar for each series of the Parent's common stock and for the Parent's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. John C. Malone, a director of the Company, is a director of The Bank of New York.

  Information with respect to the Trustees under the Senior Subordinated Indenture and the Subordinated Indenture shall be provided in the applicable Prospectus Supplement.

  Any Trustee in its individual or any other capacity may become the owner or pledgee of Debt Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee provided it complies with the terms of the Indenture. (Section 7.03 of the Indentures)

ADDITIONAL INFORMATION

  The Indentures (or form thereof, as the case may be) are exhibits to the Registration Statement. Anyone who receives this Prospectus may obtain copies of the Indentures (or form thereof, as the case may be) without charge by writing to Stephen M. Brett, Esq., Senior Vice President of the Company, at the address set forth under "The Company." The foregoing summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions of certain terms. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities on a negotiated or competitive bid basis to or through underwriters or dealers, and also may sell the Offered Securities directly to other purchasers or through agents.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If Offered Securities are offered on a competitive bid basis, the Company will receive bids by telephone or otherwise prior to a designated time. Each bid will be required to be made for all Offered Securities and the Company will reserve the right to reject all bids. If any bid is accepted, the Company will accept the qualified bid which in its sole and final determination will result in the lowest annual cost of money to it for the Offered Securities. No underwriter will be entitled to submit or participate as a bidder in more than one bid.

  If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities. Unless otherwise indicated in the Prospectus Supplement, the obligations of any underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

  If a dealer is utilized in the sale, the Company will sell the Offered Securities to the dealer as principal. The dealer may then resell the Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Offers to purchase Offered Securities may be solicited by the Company or agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that it will not, directly or indirectly, offer any Offered Securities in bearer form for sale or resale in the United States or its possessions or to United States persons (subject to certain exceptions) or deliver any Offered Securities in bearer form within the United States or its possessions. See "Description of Debt Securities--Limitations on Issuance of Bearer Debt Securities."

  In connection with the sale of the Offered Securities, underwriters, dealers and agents may receive compensation in the form of discounts, concessions or commissions from the Company or from purchasers of the Offered Securities for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from the Company and any profits on the resale of the Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified and any such compensation received from the Company will be described in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, underwriters and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  The anticipated place and time of delivery for the Offered Securities will be set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

  The legality of the Debt Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022-4834. Jerome H. Kern, a partner of Baker & Botts, L.L.P. is a director of the Parent. Mr. Kern holds options to purchase shares of the Parent's Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.

                                    EXPERTS

  The consolidated balance sheets of TCI Communications, Inc. (formerly Tele-Communications, Inc.) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholder's(s') equity, and cash flows for each of the years in the three year period ended December 31, 1994, and the related financial statement schedules, which appear in TCI Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994, as amended, have been incorporated by reference herein in reliance upon the reports, dated March 27, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refer to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

  The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 incorporated in this Prospectus by reference to TCI Communications Inc.'s Current Report on Form 8-K dated August 26, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                             PROSPECTUS SUPPLEMENT

Recent Legislative Development............................................. S-2
Use of Proceeds............................................................ S-6
Description of Securities.................................................. S-6
Underwriting............................................................... S-7
Validity of the Securities................................................. S-8

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Documents by Reference....................................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   4
Plan of Distribution.......................................................  21
Legal Matters..............................................................  22
Experts....................................................................  22

$1,000,000,000

TCI COMMUNICATIONS, INC.

$400,000,000
6 7/8% SENIOR NOTES DUE 2006

$600,000,000
7 7/8% SENIOR DEBENTURES DUE 2026


SALOMON BROTHERS INC
BEAR, STEARNS & CO. INC.
CS FIRST BOSTON
LEHMAN BROTHERS
MERRILL LYNCH & CO.
MORGAN STANLEY & CO.
    INCORPORATED


PROSPECTUS SUPPLEMENT

DATED FEBRUARY 7, 1996